Exhibit (n)(2)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

TriplePoint Venture Growth BDC Corp.

Menlo Park, California

We have audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statement of assets and liabilities of TriplePoint Venture Growth BDC Corp. and subsidiaries (the “Company”), including the consolidated schedule of investments, as of December 31, 2014, and the related consolidated statements of operations, changes in net assets, cash flows and the consolidated financial highlights for the period from March 5, 2014 (commencement of operations) to December 31, 2014, and have issued our report on those consolidated financial statements and financial highlights dated March 18, 2015. Such consolidated financial statements and financial highlights and our report thereon are included in the Company’s annual report on Form 10K as of December 31, 2014 and for the period from March 5, 2014 to December 31, 2014 and in the Registration Statement on Form N-2 (the “Prospectus”).

In our opinion, the financial information set forth under the heading “Senior Securities” as of December 31, 2014, appearing on page 90 of the Prospectus, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/ Deloitte & Touche LLP

San Francisco, California

March 26, 2015